AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 30, 2019 (“Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Byron D. Hittle	By: /s/ Steven B. Price
Name: Byron D. Hittle	Name: Steven B. Price
Title: Vice President, Chief Legal Officer & Secretary	Title: Senior Vice President and Director of Distribution Services

Distribution Agreement Amendment 3

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	Section 4(a) shall be deleted in its entirety and replaced with the following:

“(a) Initial Term. This Agreement shall become effective as of the date first written above and shall continue thereafter throughout the period that ends on May 30, 2019 (the “Initial Term”).